UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 24, 2008

AgFeed Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33674	20-2597168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite A1001-1002, Tower 16,
Hengmao Int'l Center
Nanchang City, Jiangxi Province,
China 330003
(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:     86-791-6669093

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 7.01.	Regulation FD Disclosure.

On October 6, 2008, AgFeed Industries, Inc. (the "Company") announced that members of AgFeed's management had  agreed to enter into one year share lock up agreements with the Company. This announcement was filed in a Current Report on Form 8-K filed with the SEC on October 7, 2008.  Based upon a recent request by Junhong Xiong, AgFeed's CEO, the Board of Directors of the Company has determined to allow him to transfer, for personal reasons, 100% of the shares of common stock in the Company currently held by him (4,036,074 shares) to Mr. Junqing Xiong, his brother, subject to Junqing Xiong agreeing to enter into a lock up agreement similar to the one agreed to by Junhong Xiong on October 6, 2008 with respect to all of his shares of the Company's common stock.  Prior to the transfer, Mr. Junqing Xiong held 716,078 shares of the Company's common stock.  Junqing Xiong has agreed to enter into a lock up agreement on all 4,752,152 shares for a period coextensive with management's lock up. Junqing Xiong also has granted an irrevocable proxy to Junhong Xiong allowing the latter Mr. Xiong to vote the transferred shares for a three year period.

Junhong Xiong reaffirmed his continuing commitment to the success of AgFeed, commenting "my decision to transfer my shares in AgFeed was not a negative reflection of my belief in the Company, its management or its future. Rather it was made for personal reasons. I remain firmly committed to the success of the Company and the creation of value for our shareholders. As CEO I will continue to work diligently to make sure that AgFeed remains pre-eminent in China’s commercial hog production and premix feed industry for the foreseeable future."

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 24, 2008

AGFEED INDUSTRIES, INC.

By:	/s/ Junhong Xiong
Junhong Xiong
Chief Executive Officer